Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-294681

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 27, 2026)
21,000,000 COMMON STOCK
$0.01 PAR VALUE PER SHARE
Nuveen Municipal Value Fund, Inc.

Nuveen Municipal Value Fund, Inc. (the “Fund”), a diversified, closed-end management investment company, is offering up to 21,000,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), pursuant to this prospectus supplement.
The minimum price on any day at which Common Stock may be sold will not be less than the current net asset value (“NAV”) per share plus the per share amount of the commission to be paid to the Fund’s distributor, Nuveen Securities, LLC (“Nuveen Securities”). The Fund and Nuveen Securities will suspend the sale of Common Stock if the per share price of the shares is less than such minimum price. The Fund currently intends to distribute the shares offered pursuant to this prospectus supplement primarily through transactions deemed “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the New York Stock Exchange (the “NYSE”) or sales made to or through a market maker other than on an exchange. For information on how Common Stock may be sold, see the “Plan of Distribution” section of this prospectus supplement.
The Fund will compensate Nuveen Securities with respect to sales of Common Stock at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. Out of this commission, Nuveen Securities will compensate the applicable dealer at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. In connection with the sale of the Common Stock on the Fund’s behalf, Nuveen Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts.
The shares of Common Stock are listed on the NYSE under the symbol “NUV”. The closing price for the Common Stock on the NYSE on March 20, 2026 was $9.04 per share of Common Stock. The NAV of the Common Stock at the close of business on March 20, 2026 was $9.04 per share of Common Stock.
Common Stock of
closed-end
investment companies, such as the Fund, often trade at a discount to their NAV. This creates a risk of loss for an investor purchasing shares of common stock in a public offering.
Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 8, of the accompanying prospectus. You should consider carefully these risks together with all of the other information in this prospectus supplement and the accompanying prospectus before making a decision to purchase Common Stock.
The date of this prospectus supplement is March 27, 2026.
(continued on next page)

(continued from previous page)
You should read this prospectus supplement, together with the accompanying prospectus, which contains important information about the Fund, before deciding whether to invest in Common Stock and retain it for future reference. A statement of additional information, dated March 27, 2026, and as it may be supplemented (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This prospectus supplement describes the specific details regarding this offering, including the method of distribution. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the SAI, you should rely on this prospectus supplement. You may request a free copy of the SAI, annual and semi-annual reports to shareholders, and other information about the Fund, and make shareholder inquiries by calling (800) 257-8787 or by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606, or from the Fund’s website (www.nuveen.com). The information contained in, or that can be accessed through, the Fund’s website is not part of this prospectus supplement, the accompanying prospectus or the SAI, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s website (www.sec.gov).
You should not construe the contents of this prospectus supplement and the accompanying prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Common Stock.

Common Stock do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. The Fund has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer of Common Stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front covers. The Fund’s business, financial condition and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS
Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

ii

PROSPECTUS SUPPLEMENT SUMMARY
This is only a summary. You should review the more detailed information contained elsewhere in this prospectus supplement (“Prospectus Supplement”), in the accompanying prospectus and in the statement of additional information (“SAI”).

The Fund	Nuveen Municipal Value Fund, Inc. (the “Fund”) is a diversified, closed-end management investment company. Shares of the Fund’s common stock, $.01 par value per share (the “Common Stock”), are traded on the NYSE under the symbol “NUV”. See “Description of Shares—Common Stock” in the accompanying prospectus.

Investment Adviser	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”) is the Fund’s investment adviser, responsible for overseeing the Fund’s overall investment strategy and its implementation.

Nuveen Fund Advisors, a registered investment adviser, offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, LLC (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of December 31, 2025, Nuveen managed approximately $1.4 trillion in assets, of which approximately $157.4 billion was managed by Nuveen Fund Advisors.

Sub-Adviser	Nuveen Asset Management, LLC (“Nuveen Asset Management”), located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser
and is an affiliate of Nuveen Fund Advisors. Nuveen Asset Management is a registered investment adviser. Nuveen Asset Management oversees the day-to-day
investment operations of the Fund.

The Offering
The Fund has entered into a distribution agreement (the “Distribution Agreement”) with Nuveen Securities, LLC (“Nuveen Securities”), a registered broker-dealer affiliate of Nuveen Fund Advisors and Nuveen Asset Management, to provide for distribution of the Common Stock. Nuveen Securities has entered into a selected dealer agreement with Virtu Americas LLC (“Virtu Americas”) pursuant to which Virtu Americas will be acting as Nuveen Securities’
sub-placement
agent with respect

to the Common Stock offered pursuant to this Prospectus Supplement and the accompanying prospectus. The minimum price on any day at which Common Stock may be sold will not be less than the then current NAV per Common Stock plus the per Common Stock amount of the commission to be paid to Nuveen Securities (the “Minimum Price”). The Fund and Nuveen Securities will determine whether any sales of Common Stock will be authorized on a particular day. The Fund and Nuveen Securities, however, will not authorize sales of Common Stock if the price per Common Stock is less than the Minimum Price. The Fund and Nuveen Securities may elect not to authorize sales of Common Stock on a particular day even if the price per Common Stock is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Stock to be sold on any particular day. The Fund and Nuveen Securities will have full discretion regarding whether sales of Common Stock will be authorized on a particular day and, if so, in what amounts.

The Fund will compensate Nuveen Securities with respect to sales of Common Stock at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. “Gross sales proceeds” with respect to each sale of Common Stock shall be the gross sales price per Common Stock multiplied by the number of Common Stock sold. The gross sales price with respect to each sale of Common Stock sold pursuant to the Distribution Agreement shall be the gross sales price per Common Stock of such Common Stock. Nuveen Securities will compensate Virtu Americas as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. Settlements of sales of Common Stock will occur on the first business day following the date on which any such sales are made.

In connection with the sale of the Common Stock on behalf of the Fund, Nuveen Securities may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts. Unless otherwise indicated in a further prospectus supplement, Nuveen Securities will act as underwriter on a reasonable efforts basis.

The offering of Common Stock pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Stock subject thereto or (ii) termination of the Distribution Agreement. The Fund and Nuveen Securities each have the right to terminate the Distribution Agreement in its discretion at any time. See “Plan of Distribution.”

The principal business address of Nuveen Securities is 333 West Wacker Drive, Chicago, Illinois 60606.

Risk Factors	See “Risk Factors” in the accompanying prospectus, for a discussion of the principal risks you should carefully consider before deciding to invest in the Common Stock.

SUMMARY OF FUND EXPENSES
The purpose of the table and the example below is to help you understand all fees and expenses that you, as a shareholder of Common Stock, would bear directly or indirectly. The table shows the expenses of the Fund as a percentage of the average net assets applicable to Common Stock, and not as a percentage of total assets or Managed Assets (as defined in the accompanying prospectus).

Shareholder Transaction Expenses (as a percentage of offering price)
Maximum Sales Charge	1.00	%*
Offering Costs(1)	0.05%
Dividend Reinvestment Plan Fees(2)	$2.50

*	The maximum sales charge for offerings made at-the-market is 1.00%. Fund shareholders will pay all offering expenses involved with this offering.

As a Percentage of Net Assets Attributable to Common Stock(3)
Annual Expenses
Management Fees	0.46%
Interest and Other Related Expenses(4)	0.14%
Other Expenses(5)	0.06%
Total Annual Expenses	0.66%

(1)	Assuming a Common Stock offering price of $9.04 (the closing price of the Common Stock on the NYSE on March 20, 2026.
(2)
You will be charged a $2.50 service charge and pay brokerage charges if you direct ComputerShare as agent for the shareholders of Common Stock (the “Plan Agent”), to sell your Common Stock held in a dividend reinvestment account.

(3)	Stated as annualized percentages of average net assets attributable to Common Stock for the fiscal year ended October 31, 2025.
(4)	Interest and Other Related Expenses reflect actual expenses and fees for leverage incurred by the Fund for the fiscal year ended October 31, 2025. The types of leverage used by the Fund during the fiscal year ended October 31, 2025 are described in the Fund Leverage and the Notes to Financial Statements sections of the Fund's annual report. Actual Interest and Other Related Expenses incurred in the future maybe higher or lower. If short-term market interest rates rise in the future, and if the Fund continues to maintain leverage, the cost of which is tied to short-term interest rates, the Fund’s interest expenses on its short-term borrowings can be expected to rise in tandem. The Fund’s use of leverage will increase the amount of management fees paid to the Fund’s adviser and sub-advisor(s).
(5)
Other Expenses is based on estimated amounts for the current fiscal year. Expenses attributable to the Fund’s investments, if any, in other investment companies are currently estimated not to exceed 0.01%. See “The Fund’s Investments—Other Investment Companies” in the SAI.

Example
The following example illustrates the expenses including the applicable transaction fees (referred to as the “Maximum Sales Charge” in the fee table above), if any, and estimated offering costs, that a shareholder of Common Stock would pay on a $1,000 investment that is held for the time periods provided in the table. The example assumes that all dividends and other distributions are reinvested in the Fund and that the Fund’s Annual Total Expenses, as provided above, remain the same. The example also assumes a transaction fee of 1.00%, as a percentage of the offering price, and a 5% annual return.
1

1 Year	3 Years	5 Years	10 Years
$17	$31	$47	$92
The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown above.

1
The example assumes that all dividends and distributions are reinvested at Common Stock NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

TRADING AND NET ASSET VALUE INFORMATION
The following table shows for the periods indicated: (i) the high and low sales prices for the Common Stock reported as of the end of the day on the NYSE, (ii) the corresponding NAV per share, and (iii) the premium/(discount) to NAV per share at which the Common Stock were trading as of such date. The Fund’s Common Stock have historically traded both at premiums and discounts in relation to the Fund’s NAV per share. The Fund cannot predict whether its Common Stock will trade at a premium or discount to NAV in the future. The Board of Directors has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Stock, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Directors will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

	Closing Market Price per share of Common Stock		NAV per share of Common Stock on Date of Market Price		Premium/(Discount) on Date of Market Price
Fiscal Quarter Ended	High	Low	High	Low	High	Low
January 2026	$9.17	$8.93	$9.17	$9.13	0.00%	(2.19)%
October 2025	$9.09	$8.58	$9.20	$8.90	(1.20)%	(3.60)%
July 2025	$8.75	$8.45	$8.96	$8.92	(2.34)%	(5.27)%
April 2025	$8.90	$8.43	$9.33	$8.87	(4.61)%	(4.96)%
January 2025	$9.02	$8.51	$9.44	$9.23	(4.45)%	(7.80)%
October 2024	$9.15	$8.69	$9.42	$9.47	(2.87)%	(8.24)%
July 2024	$8.77	$8.39	$9.33	$9.18	(6.00)%	(8.61)%
April 2024	$8.93	$8.41	$9.47	$9.28	(5.70)%	(9.37)%
January 2024	$8.81	$8.09	$9.42	$8.71	(6.48)%	(7.12)%

The NAV per share of Common Stock, the market price and percentage of premium/(discount) to NAV per share of Common Stock on March 20, 2026 was $9.04, $9.04 and 0.00%, respectively. As of March 20, 2026 the Fund had 207,541,595 shares of Common Stock outstanding, and net assets applicable to Common Stock of $1,876,185,759. See “Repurchase of Fund Shares; Conversion to Open-End Fund” in the accompanying prospectus.
USE OF PROCEEDS
Assuming the sale of all of the Common Stock offered under this Prospectus Supplement and the accompanying prospectus, at the last reported sale price of $9.04 per share of Common Stock on the NYSE as of March 20, 2026, the Fund estimates that the net proceeds of this offering will be approximately $187,846,600 after deducting the estimated sales load and the estimated offering expenses payable by the Fund, if any. There is no guarantee that there will be any sales of Common Stock pursuant to this Prospectus Supplement and the accompanying prospectus. Actual sales, if any, of Common Stock under this Prospectus Supplement and the accompanying prospectus may be less than as set forth above. In addition, the price per share of any such sale may be greater or less than the price set forth above, depending on the market price of Common Stock at the time of any such sale. As a result, the actual net proceeds the Fund receives may be more or less than the amount of net proceeds estimated in this Prospectus Supplement.
The net proceeds from the issuance of Common Stock hereunder will be invested in accordance with the Fund’s investment objectives and policies as set forth in the accompanying prospectus. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objectives and policies within approximately three months of the receipt of such proceeds. Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government and its agencies or instrumentalities or in high-quality, short-term money market instruments.

PLAN OF DISTRIBUTION
The Fund will bear the expenses of this offering, including but not limited to, the expenses of preparation of the prospectus, including this Prospectus Supplement, and SAI for this offering and the expense of counsel and auditors in connection with the offering.
The Fund has entered into a distribution agreement (the “Distribution Agreement”) with Nuveen Securities, LLC (“Nuveen Securities”). Subject to the terms and conditions of the Distribution Agreement, the Fund may from time to time issue and sell its Common Stock through Nuveen Securities to certain broker-dealers which have entered into selected dealer agreements with Nuveen Securities. Currently, Nuveen Securities has entered into a selected dealer agreement with Virtu Americas LLC (“Virtu Americas”) pursuant to which Virtu Americas will be acting as the exclusive sub-placement
agent with respect to the Common Stock offered pursuant to this Prospectus Supplement and the accompanying prospectus.
The minimum price on any day at which Common Stock may be sold will not be less than the then current NAV per Common Stock plus the per Common Stock amount of the commission to be paid to Nuveen Securities (the “Minimum Price”). The Fund and Nuveen Securities will determine whether any sales of Common Stock will be authorized on a particular day. The Fund and Nuveen Securities, however, will not authorize sales of Common Stock if the price per Common Stock is less than the Minimum Price. The Fund and Nuveen Securities may elect not to authorize sales of Common Stock on a particular day even if the price per Common Stock is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Stock to be sold on any particular day. The Fund and Nuveen Securities will have full discretion regarding whether sales of Common Stock will be authorized on a particular day and, if so, in what amounts.
The Fund will compensate Nuveen Securities with respect to sales of Common Stock at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. “Gross sales proceeds” with respect to each sale of Common Stock shall be the gross sales price per Common Stock multiplied by the number of Common Stock sold. The gross sales price with respect to each sale of Common Stock sold pursuant to the Distribution Agreement shall be the gross sales price per Common Stock of such Common Stock. Nuveen Securities will compensate Virtu Americas as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. Settlements of sales of Common Stock will occur on the first business day following the date on which any such sales are made.
In connection with the sale of the Common Stock on behalf of the Fund, Nuveen Securities may be deemed to be an underwriter within the meaning of the 1933 Act, and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts. Unless otherwise indicated in a further prospectus supplement, Nuveen Securities will act as underwriter on a reasonable efforts basis.
The offering of Common Stock pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Stock subject thereto or (ii) termination of the Distribution Agreement. The Fund and Nuveen Securities each have the right to terminate the Distribution Agreement in its discretion at any time.
Virtu Americas, its affiliates and their respective employees hold or may hold in the future, directly or indirectly, investment interests in Nuveen, Nuveen Fund Advisors, TIAA, or any of their affiliates or funds. The interests held by employees of Virtu Americas, or its affiliates are not attributable to, and no investment discretion is held by, Virtu Americas, or its affiliates.
The principal business address of Nuveen Securities is 333 West Wacker Drive, Chicago, Illinois 60606.

CAPITALIZATION
The Fund may offer and sell up to 21,000,000 shares of its Common Stock, $0.01 par value per share, from time to time through Virtu Americas, as sub-placement agent under this Prospectus Supplement and the accompanying prospectus. There is no guarantee that there will be any sales of the Common Stock pursuant to this Prospectus Supplement and the accompanying prospectus. The table below assumes that the Fund will sell 21,000,000 shares of its Common Stock at a price of $9.04 per share (which represents the last reported sales price per share of the Common Stock on the NYSE on March 20, 2026). Actual sales, if any, of the Common Stock under this Prospectus Supplement and the accompanying prospectus may be greater or less than $9.04 per share, depending on the market price of the Common Stock at the time of any such sale.
The following table sets forth the Fund’s capitalization (1) on a historical basis as of March 20, 2026; and (2) on a pro forma basis as adjusted to reflect the assumed sale of 21,000,000 shares of Common Stock at $9.04 per share (the last reported price per share of the Common Stock on the NYSE on March 20, 2026), in an offering under this Prospectus Supplement and the accompanying prospectus, after deducting the assumed commission of $1,898,400 (representing an estimated commission to Nuveen Securities of 1.00% of the gross proceeds of the sale of Common Stock, out of which Nuveen Securities will compensate Virtu Americas, at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Stock sold by Virtu Americas.
	March 20, 2026 (unaudited)	As Adjusted for Offering (unaudited)
Common Stock, $0.01 par value per share	$2,075,416	$2,285,416
Paid-in capital	$1,809,423,315	$1,997,154,915	*
Total distributable earnings (loss)	$64,687,028	$64,687,028
Net assets applicable to common stock	$1,876,185,759	$2,064,127,359
Shares of Common Stock	207,541,595	228,541,595
Net asset value	$9.04	$9.03

*	Assumes a total of $95,000 of the estimated offering costs will be deferred over the 3 year life of the registration statement.

LEGAL MATTERS
Certain legal matters in connection with the Common Stock will be passed upon for the Fund by Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, Suite 2600, Philadelphia, PA 19103. Stradley Ronon Stevens & Young, LLP may rely as to certain matters of Minnesota law on the opinion of Dorsey & Whitney LLP.
AVAILABLE INFORMATION
The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.
This Prospectus Supplement does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Additional information about the Fund and the Common Stock can be found in the Fund’s Registration Statement (including amendments, exhibits, and schedules) on Form
N-2
filed with the SEC. The SEC maintains a website (www.sec.gov) that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

BASE PROSPECTUS

Common Stock

Rights to Purchase Common
Stock

Nuveen Municipal Value Fund, Inc.

The Offering
.
 Nuveen Municipal Value Fund, Inc. (the “Fund”) is registering for one or more offerings to be made on an immediate, continuous or delayed basis, common stock (the “Common Stock”) and/or subscription rights to purchase Common Stock (“Rights,” and collectively with Common Stock, “Securities”), in any combination. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. The prospectus supplement relating to any Rights offering will set forth the number of Common Stock issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.”

The Fund
.
 The Fund is a diversified,
closed-end
management investment company. The Fund’s primary investment objective is current income exempt from federal income tax. The Fund’s secondary objective is the enhancement of portfolio value through selection of tax-exempt bonds and municipal market sectors. The Fund seeks to achieve its investment objectives by investing in a portfolio of municipal securities, a significant portion of which the Fund’s investment sub-adviser believes are underrated and undervalued, based upon its bottom-up, research-driven investment strategy.
There can be no assurance that the Fund will achieve its investment objectives or that the Fund’s investment strategies will be successful.

This Prospectus, together with any related prospectus supplement, sets forth concisely information about the Fund that a prospective investor should know before investing, and should be retained for future reference. Investing in Securities involves risks, including the risks associated with the Fund’s use of leverage. You could lose some or all of your investment. You should consider carefully these risks together with all of the other information in this Prospectus and any related prospectus supplement before making a decision to purchase any of the Securities. See “Risk Factors” beginning on page 8.

The shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”). The trading or “ticker” symbol of the shares of Common Stock is “NUV.” The closing price of the shares of Common Stock, as reported by the NYSE on March 20, 2026, was $9.04 per share of Common Stock. The net asset value of the shares of Common Stock at the close of business on that same date was $9.04 per share of Common Stock. Rights issued by the Fund may also be listed on a securities exchange.

* * *

You should read this Prospectus, together with any related prospectus supplement, which contains important information about the Fund, before deciding whether to invest and retain it for future reference. A Statement of Additional Information, dated March 27,
2026 (the “SAI”), containing additional information about the Fund has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the SAI, annual and semi-annual reports to shareholders and other information about the Fund and make shareholder inquiries by calling
(800) 257-8787,
by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606 or from the Fund’s website (http://www.nuveen.com). The information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s web site (http://www.sec.gov).

The date of this Prospectus is March 27
, 2026.

The Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference into this Prospectus and any related prospectus supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus and any related prospectus supplement is accurate as of any date other than the dates on their covers. The Fund will update this Prospectus to reflect any material changes to the disclosures herein.

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

PROSPECTUS SUMMARY

This is only a summary. You should review the more detailed information contained elsewhere in this Prospectus and any related prospectus supplement and in the Statement of Additional Information (the “SAI”).

The Fund	Nuveen Municipal Value Fund, Inc. (the “Fund”) is a diversified, closed-end
management investment company. See “The Fund.” The Fund’s common stock, $0.01 par value per share (“Common Stock”), are traded on the New York Stock Exchange (the “NYSE”) under the symbol “NUV.” Rights issued by the Fund may also be listed on a securities exchange.

The closing price of shares of the Common Stock, as reported by the NYSE on March 20, 2026, was $9.04 per share of Common Stock. The net asset value (“NAV”) of the shares of Common Stock at the close of business on that same date was $9.04 per share of Common Stock. As of March 20, 2026, the Fund had 207,541,595 shares of Common Stock outstanding and net assets of $1,876,185,759 applicable to Common Stock. See “Description of Shares.”

The Offering	The Fund is registering for one or more offerings Common Stock and/or subscription rights to purchase Common Stock (“Rights,” and collectively with Common Stock, “Securities”), in any combination, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.” The prospectus supplement relating to any Rights offering will set forth the number of shares of Common Stock issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. The minimum price on any day at which the Common Stock may be sold will not be less than the NAV per share of Common Stock at the time of the offering plus the per share amount of any underwriting commission or discount; provided that Common Stock offered pursuant to Rights offerings that meet certain conditions may be offered at a price below the then current NAV. See “Rights Offerings.”

The Fund may not sell any Securities through agents, underwriters or dealers without delivery, or deemed delivery, of a prospectus, including the appropriate prospectus supplement, describing the method and terms of the particular offering of such Securities. You should read this Prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

Investment Objectives and Policies
Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Objectives” and “—Investment Policies,” as such investment objectives and investment policies may be supplemented from time to time, which are incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

There can be no assurance that such strategies will be successful. For a more complete discussion of the Fund’s portfolio composition and its corresponding risks, see “The Fund’s Investments” and “Risk Factors.”

Investment Adviser	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”), the Fund’s investment adviser, is responsible for overseeing the Fund’s overall investment strategy and its implementation. Nuveen Fund Advisors offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, LLC (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of December 31, 2025, Nuveen managed approximately $1.4 trillion in assets, of which approximately $157.4 billion was managed by Nuveen Fund Advisors.

Sub-Adviser	Nuveen Asset Management, LLC (“Nuveen Asset Management”), located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s sub-adviser.
Nuveen Asset Management, a registered investment adviser, is a wholly-owned subsidiary of Nuveen Fund Advisors. Nuveen Asset Management oversees the day-to-day
investment operations of the Fund.

Use of Leverage
As a fundamental policy, the Fund will not leverage its capital structure by issuing “senior securities” (as defined under the 1940 Act), such as the issuance of preferred shares of beneficial interest (“Preferred Shares”) or debt instruments. However, the Fund may borrow (which may include reverse repurchase agreements) for temporary or emergency purposes, and use certain derivatives and other financing instruments that have the economic effect of leverage by creating additional investment exposures, including inverse floating rate securities.

The Fund, along with certain other funds managed by Nuveen Fund Advisors (the “Participating Funds”), also established a
364-day,
approximately $2.7 billion standby credit facility with a group of lenders, under which the Participating Funds may borrow for various purposes other than leveraging for investment purposes. A large portion of this facility’s capacity is currently dedicated for use by a small number of Participating Funds, which does not include the Fund. The remaining capacity under the facility (and the corresponding portion of the facility’s annual costs) is separately dedicated to most of the other open-end
funds in the Nuveen fund family, along with a number of Nuveen closed-end
funds, including the Fund. The credit facility expires in June 2026 unless extended or renewed.

Distributions
The Fund pays regular monthly cash distributions to shareholders of Common Stock (stated in terms of a fixed cents per share of Common Stock dividend distribution rate which may be set from time to time). The Fund intends to distribute all or substantially all of its net investment income each year through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared per common stock distribution amount, the Fund may distribute more or less than its net investment income during the period. In the event the Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital. To the extent that a distribution includes a return of capital the NAV per share may erode. If a distribution includes anything other than net investment income, the Fund provides a notice of the best estimate of its distribution sources at the time. See “Distributions.”

The Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time and may do so without prior notice to shareholders of Common Stock.

Custodian and Transfer Agent	State Street Bank and Trust Company serves as the Fund’s custodian, and Computershare Inc. and Computershare Trust Company, N.A. serves as the Fund’s transfer agent. See “Custodian and Transfer Agent.”

Risk Factors	Investment in the Fund involves risk. The Fund is designed as a long-term investment and not as a trading vehicle. The Fund is not intended to be a complete investment program. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the principal risks you should consider before making an investment in the Fund. Any additional risks applicable to a particular offering of Securities will be set forth in the related prospectus supplement.

Use of Proceeds	Unless otherwise specified in a prospectus supplement, the Fund will use the net proceeds from any offering of Securities, pursuant to this Prospectus, to make investments in accordance with the Fund’s investment objectives. See “Use of Proceeds.”

Federal Income Tax
The Fund has elected to be treated, and intends to qualify each year, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify for the favorable U.S. federal income tax treatment generally accorded to a RIC under Subchapter M of the Code the Fund must, among other requirements, derive in each taxable year at least 90% of its gross income from certain prescribed sources and satisfy a diversification test on a quarterly basis. If the Fund fails to satisfy the qualifying income or diversification requirements in any taxable year, the Fund may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis
failures of the diversification requirements where the Fund corrects the failure within a specified period. In order to be eligible for the relief provisions with respect to a failure to meet the diversification requirements, the Fund may be required to dispose of certain assets. If these relief provisions were not available to the Fund and it were to fail to qualify for treatment as a RIC for a taxable year, all of its taxable income (including its net capital gain) would be subject to tax at the 21% regular corporate rate without any deduction for distributions to shareholders, and such distributions would be taxable as ordinary dividends to the extent of the Fund’s current and accumulated earnings and profits. To qualify to pay exempt-interest dividends, which are treated as items of interest excludable from gross income for federal income tax purposes, at least 50% of the value of the total assets of the Fund must consist of obligations exempt from regular income tax as of the close of each quarter of the Fund’s taxable year. If the proportion of taxable investments held by the Fund exceeds 50% of the Fund’s total assets as of the close of any quarter of any Fund taxable year, the Fund will not for that taxable year satisfy the general eligibility test that otherwise permits it to pay exempt-interest dividends.

See “Fund Tax Risk,” as contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds—Fund Level and Other Risks.”

Governing Law	The Fund’s Articles of Incorporation (the “Articles”) are governed by the laws of the State of Minnesota.

SUMMARY OF FUND EXPENSES

The purpose of the table and Example below are to help you understand all fees and expenses that you, as a shareholder of Common Stock, would bear directly or indirectly. The table shows the expenses of the Fund as a percentage of the average net assets applicable to Common Stock, and not as a percentage of total assets or Managed Assets.

Shareholder Transaction Expenses
Maximum Sales Charge (as a percentage of offering price)	1.00	%*

Dividend Reinvestment Plan Fees(1)	$2.50

*	The maximum sales charge for offerings made at-the-market is 1.00%. If the Common Stock are sold to or through underwriters in an offering that is not made at-the-market, the applicable Prospectus Supplement will set forth any other applicable sales load. Additionally, the applicable Prospectus Supplement will set forth the offering expenses (if any) borne by Fund common shareholders.

As a Percentage of Net Assets Attributable to Common Stock(2)
Annual Expenses
Management Fees	0.46%
Interest and Other Related Expenses(3)	0.14%
Other Expenses(4)	0.06%
Total Annual Expenses	0.66%

(1)	You will be charged a $2.50 service charge and pay brokerage charges if you direct Computershare Inc. and Computershare Trust Company, N.A., as agent for the shareholders of Common Stock (the “Plan Agent”), to sell your Common Stock held in a dividend reinvestment account.
(2)	Stated as percentages of average net assets attributable to Common Stock for the fiscal year ended October 31, 2025.
(3)	Interest and Other Related Expenses reflect actual expenses and fees for leverage incurred by the Fund for the fiscal year ended October 31, 2025. The types of leverage used by the Fund during the fiscal year ended October 31, 2025 are described in the Fund Leverage and the Notes to Financial Statements sections of the Fund’s annual report. Actual Interest and Other Related Expenses incurred in the future may be higher or lower. If short-term market interest rates rise in the future, and if the Fund continues to maintain leverage, the cost of which is tied to short-term interest rates, the Fund’s interest expenses on its short-term borrowings can be expected to rise in tandem. The Fund’s use of leverage will increase the amount of management fees paid to the Fund’s adviser and sub-advisor(s).
(4)	Other Expenses is based on estimated amounts for the current fiscal year. Expenses attributable to the Fund’s investments, if any, in other investment companies are currently estimated not to exceed 0.01%. See “Investment Objectives and Policies-Other Investment Companies” in the SAI.

Example

The following example illustrates the expenses, including the transaction fee (referred to as the “Maximum Sales Charge” in the Shareholder Transaction Expenses table above), if any, that a shareholder of Common Stock would pay on a $1,000 investment that is held for the time periods provided in the table. The example assumes that all dividends and other distributions are reinvested in the Fund and that the Fund’s Annual Expenses, as provided above, remain the same. The example also assumes a 5% annual return. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

1 Year	3 Years	5 Years	10 Years

$17	$31	$46	$91

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown above.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund’s financial performance for the periods presented. Certain information reflects financial results for a single Common Stock of the Fund. The information for the fiscal year ended October 31, 2025, has been audited by PricewaterhouseCoopers LLP ("PwC"), an independent registered public accounting firm. The report of PwC is included in the Fund’s October 31, 2025 Annual Report, which is incorporated by reference herein. The information for the fiscal years ended prior to October 31, 2025, was audited by the Fund’s previous independent registered public accounting firm. The information in the table below for the fiscal years ended October 31, 2020, October 31, 2019, October 31, 2018, October 31, 2017, and October 31, 2016, is derived from the Fund’s financial statements for the fiscal year ended October 31, 2020.

	Year Ended October 31,
Per Share Operating
Performance	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016
Beginning Common Stock Net Asset Value (“NAV”)	$9.30	$8.69	$8.77	$10.62	$10.48	$10.57	$9.84	$10.30	$10.39	$10.20
Investment Operations:
Net Investment Income (Loss)(a)	0.38	0.36	0.35	0.33	0.35	0.37	0.37	0.38	0.40	0.40
Net Realized/Unrealized Gain (Loss)	(0.09)	0.60	(0.09)	(1.84)	0.15	(0.09)	0.73	(0.45)	(0.10)	0.18
Total	0.29	0.96	0.26	(1.51)	0.50	0.28	1.10	(0.07)	0.30	0.58
Less Distributions to Shareholders of Common Stock:
From Net Investment Income	(0.39)	(0.35)	(0.34)	(0.34)	(0.36)	(0.37)	(0.37)	(0.39)	(0.39)	(0.39)
From Accumulated Net Realized Gains	—	—	—	—	—	—	—	—	—	—
Total	(0.39)	(0.35)	(0.34)	(0.34)	(0.36)	(0.37)	(0.37)	(0.39)	(0.39)	(0.39)
Common Stock:
Premium per Share Sold through Shelf Offering	—	—	—	—	—	—	—	—	—	— (d)
Ending NAV	$9.20	$9.30	$8.69	$8.77	$10.62	$10.48	$10.57	$9.84	$10.30	$10.39
Ending Share Price	$9.00	$8.91	$7.99	$8.35	$11.21	$10.81	$10.43	$9.18	$10.12	$9.98
Common Stock Total Returns:
Based on NAV(b)	3.22%	11.12%	2.79%	(14.52)%	4.79%	2.72%	11.35%	(0.71)%	3.03%	5.74%
Based on Share Price(b)	5.57%	16.10%	(0.52)%	(22.80)%	7.19%	7.41%	17.92%	(5.55)%	5.48%	2.91%
Supplemental Data/Ratios
Ending Net Assets (000)	$1,909,370	$1,930,238	$1,804,453	$1,819,457	$2,203,176	$2,171,104	$2,186,923	$2,035,221	$2,130,046	$2,150,444
Ratios to Average Net Assets
Expenses(c)	0.66%	0.60%	0.53%	0.50%	0.48%	0.51%	0.54%	0.54%	0.52%	0.51%
Net Investment Income (Loss)	4.13%	3.81%	3.77%	3.36%	3.27%	3.52%	3.63%	3.76%	3.89%	3.87%
Portfolio Turnover Rate	37%	21%	17%	29%	11%	11%	13%	20%	17%	11%

(a)	Based on average shares outstanding.

(b)	Total Return Based on Common Stock NAV is the combination of changes in common share NAV, reinvested distributions at Common Stock NAV, if any. The last distribution declared in the period, which is typically paid on the first business day of the following month, is assumed to be reinvested at the ending NAV. The actual reinvest price for the last distribution declared in the period may often be based on the Fund’s market price (and not its NAV), and therefore may be different from the price used in the calculation. Total returns are not annualized.

Total Return Based on Common Stock Price is the combination of changes in the market price per share and the effect of reinvested distributions, if any, at the average price paid per share at the time of reinvestment. The last distribution declared in the period, which is typically paid on the first business day of the following month, is assumed to be reinvested at the ending market price. The actual reinvestment for the last distribution declared in the period may take place over several days, and in some instances may not be based on the market price, so the actual reinvestment price may be different from the price used in the calculation. Total returns are not annualized.

(c)	The expense ratios reflect, among other things, the interest expense deemed to have been paid by the Fund on the floating rate certificates issued by the special purpose trusts for the self-deposited inverse floaters held by the Fund, where applicable, as follows:

Ratios of Interest Expense to Average Net Assets Applicable to Common Stock
Year Ended October 31:
2025	0.14%
2024	0.06
2023	0.04
2022	0.01
2021	0.01
2020	0.02
2019	0.04
2018	0.03
2017	0.01
2016	0.01

(d)	Value rounded to zero.

TRADING AND NET ASSET VALUE INFORMATION

The following table shows for the periods indicated: (i) the high and low sales prices for the Common Stock reported as of the end of the day on the NYSE, (ii) the corresponding NAV per share, and (iii) the premium/(discount) to NAV per share at which the Common Stock was trading as of such date. The Fund’s Common Stock have historically traded both at premiums and discounts in relation to the Fund’s NAV per share. The Fund cannot predict whether its Common Stock will trade at a premium or discount to NAV in the future. The Board of Directors has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Directors will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

	Closing Market Price per		NAV per share of Common Stock on		Premium/(Discount) on
	share of Common Stock		Date of Market Price		Date of Market Price
Fiscal Quarter Ended	High	Low	High	Low	High	Low
January 2026	$9.17	$8.93	$9.17	$9.13	0.00%	(2.19)%
October 2025	$9.09	$8.58	$9.20	$8.90	(1.20)%	(3.60)%
July 2025	$8.75	$8.45	$8.96	$8.92	(2.34)%	(5.27)%
April 2025	$8.90	$8.43	$9.33	$8.87	(4.61)%	(4.96)%
January 2025	$9.02	$8.51	$9.44	$9.23	(4.45)%	(7.80)%
October 2024	$9.15	$8.69	$9.42	$9.47	(2.87)%	(8.24)%
July 2024	$8.77	$8.39	$9.33	$9.18	(6.00)%	(8.61)%
April 2024	$8.93	$8.41	$9.47	$9.28	(5.70)%	(9.37)%
January 2024	$8.81	$8.09	$9.42	$8.71	(6.48)%	(7.12)%

The net asset value per share of Common Stock, the market price, and percentage of premium/(discount) to net asset value per share of Common Stock on March 20, 2026 was $9.04, $9.04 and 0.00%, respectively. As of March 20, 2026, the Fund had 207,541,595 shares of Common Stock outstanding and net assets of $1,876,185,759 applicable to Common Stock.

THE FUND

The Fund is a diversified,
closed-end
management investment company registered under the 1940 Act. The Fund was incorporated on April 8, 1987, pursuant to the Articles, and is governed by the laws of the State of Minnesota. The Fund’s Common Stock is listed on the NYSE under the symbol “NUV.”

The following provides information about the Fund’s outstanding shares of Common Stock as of March 20, 2026:

Title of Class	Amount Authorized	Amount Held by the Fund or for its Account	Amount Outstanding
Common Stock	350,000,000	0	207,541,595

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from any offering will be invested in accordance with the Fund’s investment objectives and policies as stated below. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund's investment objectives and policies within approximately three months of the receipt of such proceeds. Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government and its agencies or instrumentalities or in high-quality, short-term money market instruments.

THE FUND’S INVESTMENTS

Investment Objectives and Policies

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Objectives” and “—Investment Policies,” as such investment objectives and investment policies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

Portfolio Composition and Other Information

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Policies—Portfolio Contents,” as such portfolio contents may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the investments principally included in the Fund’s portfolio. More detailed information about the Fund’s portfolio investments are contained in the SAI under “The Fund’s Investments.”

Portfolio Turnover

The Fund may engage in portfolio trading when considered appropriate, but short-term trading will not be used as the primary means of achieving the Fund’s investment objectives. For the fiscal year ended October 31, 2025, the Fund’s portfolio turnover rate was 37%. However, there are no limits on the Fund’s rate of portfolio turnover, and investments may be sold without regard to length of time held when, in Nuveen Asset Management’s opinion, investment considerations warrant such action. A higher portfolio turnover rate would result in correspondingly greater brokerage commissions and other transactional expenses that are borne by the Fund. Although these commissions and expenses are not reflected in the Fund’s “Annual Expenses,” they will be reflected in the Fund’s total return. In addition, high portfolio turnover may result in the realization of net short-term capital gains by the Fund which, when distributed to shareholders, will be taxable as ordinary income. See “Tax Matters.”

Other Policies

Certain investment policies specifically identified in the SAI as such are considered fundamental and may not be changed without shareholder approval. See “Investment Restrictions” in the SAI.

USE OF LEVERAGE

As a fundamental policy, the Fund will not leverage its capital structure by issuing “senior securities” (as defined under the 1940 Act), such as the issuance of Preferred Shares or debt instruments. However, the Fund may borrow (which may include reverse repurchase agreements) for temporary or emergency purposes, and use certain derivatives and other financing instruments that have the economic effect of leverage by creating additional investment exposures, including inverse floating rate securities.

The Fund, along with certain other funds managed by Nuveen Fund Advisors (the “Participating Funds”), also established a
364-day,
approximately $2.7 billion standby credit facility with a group of lenders, under which the Participating Funds may borrow for various purposes other than leveraging for investment purposes. A large portion of this facility’s capacity is currently dedicated for use by a small number of Participating Funds, which does not include the Fund. The remaining capacity under the facility (and the corresponding portion of the facility’s annual costs) is separately dedicated to most of the other open-end
funds in the Nuveen fund family, along with a number of Nuveen closed-end
funds, including the Fund. The credit facility expires in June 2026 unless extended or renewed.

RISK FACTORS

Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the principal risks you should consider before making an investment in the Fund. Any additional risks applicable to a particular offering of Securities will be set forth in the related prospectus supplement.

MANAGEMENT OF THE FUND

Directors and Officers

The Board of Directors is responsible for the management of the Fund, including supervision of the duties performed by Nuveen Fund Advisors and Nuveen Asset Management. The names and business addresses of the directors and officers of the Fund and their principal occupations and other affiliations during the past five years are set forth under “Management of the Fund” in the SAI.

Investment Adviser,
Sub-Adviser
and Portfolio Managers

Investment Adviser.
 Nuveen Fund Advisors, LLC, the Fund’s investment adviser, is responsible for overseeing the Fund’s overall investment strategy and implementation. Nuveen Fund Advisors offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, the investment management arm of TIAA. TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of December 31, 2025, Nuveen managed approximately $1.4 trillion in assets, of which approximately $157.4 billion was managed by Nuveen Fund Advisors.

Sub-Adviser.
 Nuveen Asset Management, LLC, located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s sub-adviser
pursuant to a
sub-advisory
agreement between Nuveen Fund Advisors and Nuveen Asset Management (the
“Sub-Advisory
Agreement”). Nuveen Asset Management, a registered investment adviser, is a wholly owned subsidiary of Nuveen Fund Advisors. Nuveen Asset Management oversees day-to-day
investment operations of the Fund. Pursuant to the
Sub-Advisory
Agreement, Nuveen Asset Management is compensated for the services it provides to the Fund with a portion of the management fee Nuveen Fund Advisors receives from the Fund. Nuveen Fund Advisors and Nuveen Asset Management retain the right to reallocate investment advisory responsibilities and fees between themselves in the future.

Portfolio Managers.
Nuveen Asset Management is responsible for the execution of specific investment strategies and day-to-day
investment operations of the Fund. Nuveen Asset Management manages the Nuveen funds using a team of analysts and portfolio managers that focuses on a specific group of funds. The day-to-day
operation of the Fund and the execution of its specific investment strategies is the primary responsibility of Daniel J. Close, Kristen M. DeJong and Margot Kleinman, the designated portfolio managers of the Fund. Mr. Close has served as a portfolio manager of the Fund since May 2016 and Mses. DeJong and Kleinman have served as a portfolio manager of the Fund since October 2023 and February 2026, respectively.

Daniel J. Close, CFA, Managing Director at Nuveen Asset Management, leads the municipal fixed income strategic direction and investment perspectives for Nuveen. He serves as lead portfolio manager for high yield municipal strategies, along with tax-exempt and taxable municipal strategies that include customized institutional portfolios, open-end funds and closed-end funds. Prior to his current role, in 2010, he helped establish and expand the platform as Head of Taxable Municipals, and he has deep experience serving clients worldwide. He helps set the direction for custom fixed income solutions and asset allocation across multi-sector portfolios. As a leading expert on taxable municipals, he serves as a trusted voice on the complexities of the taxable municipal market. After joining Nuveen in 2000, he was a municipal fixed income research analyst covering the corporate-backed, energy, transportation and utility sectors. He began working in the investment industry in 1998 as an analyst at Banc of America Securities. He received his BS in Business from Miami University and his MBA from Northwestern University’s J. L. Kellogg School of Management. Mr. Close has earned the Chartered Financial Analyst designation and is a member of the CFA Institute and the CFA Society of Chicago. He joined Nuveen Investments in 2000 as a member of Nuveen’s product management and development team. He then served as a research analyst for Nuveen’s municipal investing team, covering corporate-backed, energy, transportation and utility credits. He received his BS in Business from Miami University and his MBA from Northwestern University’s Kellogg School of Management. Mr. Close has earned the Chartered Financial Analyst designation.

Kristen M. DeJong, CFA, Managing Director at Nuveen Asset Management, is a portfolio manager responsible for managing taxable municipal fixed income strategies for customized institutional portfolios and closed-end funds. She began her career in the investment industry in 2005 and joined Nuveen Asset Management in 2008. Prior to her current role, she served as senior research analyst for Nuveen Asset Management’s municipal fixed income team, responsible for conducting credit analysis and providing trade recommendations for separately managed accounts. Previously, she worked as a research associate at Nuveen in the wealth management services area, where she provided research and developed reports on various topics involving retirement, tax and investment planning. Before joining Nuveen, she was a financial advisor at Ameriprise Financial. She received her B.S. in Business from Miami University. Ms. DeJong holds the Chartered Financial Analyst designation and is a member of the CFA Institute and the CFA Society of Chicago.

Margot Kleinman, is Head of Research for the municipal fixed income team at Nuveen. She leads the firm’s specialized municipal credit research team, which is among the largest and most experienced in the asset class. She is a thought leader across the platform and co-authors the “Munis in Your Community” series that explores the connection between effective municipal bond investing and Americans’ lived experience. Ms. Kleinman’s group was named the No. 1 team at the 2024 Smith’s All-Star Municipal Analysts Awards. Ms. Kleinman is a member of the National Federation of Municipal Analysts and the Chicago Municipal Analysts Society. She is also a sponsor of the Women in Nuveen Program. Prior to joining the firm, she was a municipal credit analyst on the higher education and not for profit ratings team at Moody’s Investors Service. Ms. Kleinman graduated with a B.A. from the University of Pennsylvania and a M.P.A. from New York University.

Additional information about the Portfolio Managers’ compensation, other accounts managed by the Portfolio Managers and the Portfolio Managers’ ownership of securities in the Fund is provided in the SAI. The SAI is available free of charge by calling (800)
257-8787
or by visiting the Fund’s website at www.nuveen.com. The information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus or the SAI, except to the extent specifically incorporated by reference herein or in the SAI.

Investment Management and
Sub-Advisory
Agreements

Investment Management Agreement.
 Pursuant to an investment management agreement between Nuveen Fund Advisors and the Fund (the “Investment Management Agreement”), the Fund has agreed to pay an annual management fee for the services and facilities provided by Nuveen Fund Advisors, payable on a monthly basis, based on the sum of a fund-level fee and a complex-level fee, as described below.

Fund-Level Fee.
 The annual fund-level fee for the Fund, payable monthly, is calculated according to the following schedule:

Average Daily Managed Assets*	Fund-Level Fee Rate
For the first $500 million	0.1500%
For the next $500 million	0.1250%
For net assets over $1 billion	0.1000%

In addition, the Fund pays an annual management fee, payable monthly, based on gross interest income (excluding interest on bonds underlying a "self- deposited inverse floater" trust that is attributed to the Fund over and above the net interest earned on the inverse floater itself) as follows:

Gross Interest Income	Gross Income Fee Rate
For the first $50 million	4.125%
For the next $50 million	4.000%
For gross income over $100 million	3.875%

Complex-Level Fee.
 The overall complex-level fee, payable monthly, begins at a maximum rate of 0.1600% of the Fund’s average daily managed assets, with breakpoints for eligible complex-level assets above $124.3 billion. Therefore, the maximum management fee rate for the Fund is the Fund-level fee plus 0.1600%. The current overall complex-level fee schedule is as follows:

Complex-Level Asset Breakpoint Level*	Complex-Level Fee
For the first $124.3 billion	0.1600%
For the next $75.7 billion	0.1350%
For the next $200 billion	0.1325%
For eligible assets over $400 billion	0.1300%

* See “Investment Adviser, Sub-Adviser and Portfolio Managers” in the SAI for more detailed information about the complex-level fee and eligible complex-level assets.

As of December 31, 2025, the complex-level fee rate for the Fund was 0.1560%.

In addition to the fee of Nuveen Fund Advisors, the Fund pays all other costs and expenses of its operations, including compensation of its directors (other than those affiliated with Nuveen Fund Advisors and Nuveen Asset Management), custodian, transfer agency and dividend disbursing expenses, legal fees, expenses of independent auditors, expenses of repurchasing shares, expenses associated with any borrowings, expenses of preparing, printing and distributing shareholder reports, notices, proxy statements and reports to governmental agencies, and taxes, if any. All fees and expenses are accrued daily and deducted before payment of dividends to investors.

A discussion regarding the basis for the Board of Directors’ most recent approval of the Investment Management Agreement for the Fund may be found in the Fund’s semi-annual report to shareholders dated April 30, 2025.

Sub-Advisory
Agreement.
 Pursuant to the
Sub-Advisory
Agreement, Nuveen Asset Management receives from Nuveen Fund Advisors a management fee equal to 71.4286% of Nuveen Fund Advisors’ net management fee from the Fund. Nuveen Fund Advisors and Nuveen Asset Management retain the right to reallocate investment advisory responsibilities and fees between themselves in the future.

A discussion regarding the basis for the Board of Directors’ most recent approval of the Sub-Advisory Agreement may be found in the Fund’s semi-annual report to shareholders dated April 30, 2025.

Control Persons and Principal Holders of Common Stock

As of March 20, 2026, no shareholders owned of record, or were known by the Fund to own of record or beneficially, five percent or more of any class of shares of the Fund.

NET ASSET VALUE

The Fund’s NAV per share of Common Stock is determined as of the close of trading (normally 4:00 p.m. Eastern time) on each day the NYSE is open for business. NAV is calculated by taking the market value of the Fund’s total assets, less all liabilities, and dividing by the total number of shares of Common Stock outstanding. The result, rounded to the nearest cent, is the NAV per share.

The Fund utilizes independent pricing services approved by its valuation designee to value portfolio instruments at their market value. Independent pricing services typically value non-equity
portfolio instruments utilizing a range of market-based inputs and assumptions, including market quotations obtained from broker-dealers making markets in such instruments, cash flows and transactions for comparable instruments. In valuing municipal securities, the pricing services may also consider, among other factors, the yields or prices of municipal securities of comparable quality, type of issue, coupon, maturity and rating and the obligor’s credit characteristics considered relevant by the pricing service or Nuveen Fund Advisors. In pricing certain securities, particularly less liquid and lower quality securities, the pricing services may consider information about a security, its issuer or market activity provided by Nuveen Fund Advisors or Nuveen Asset Management.

If a price cannot be obtained from a pricing service or other pre-approved
source, or if the Fund’s valuation designee deems such price to be unreliable, or if a significant event occurs after the close of the local market but prior to the time at which the Fund’s NAV is calculated, a portfolio instrument will be valued at its fair value as determined in good faith by the Fund’s valuation designee. The Fund’s valuation designee may determine that a price is unreliable in various circumstances. For example, a price may be deemed unreliable if it has not changed for an identified period of time, or has changed from the previous day’s price by more than a threshold amount, and recent transactions and/or broker dealer price quotations differ materially from the price in question.

The Board of Directors has designated Nuveen Fund Advisors as the Fund’s valuation designee pursuant to Rule
2a-5
under the 1940 Act and delegated to Nuveen Fund Advisors the day-to-day
responsibility of making fair value determinations. All fair value determinations made by Nuveen Fund Advisors are subject to review by the Board of Directors. As a general principle, the fair value of a portfolio instrument is the amount that an owner might reasonably expect to receive upon the instrument’s current sale. A range of factors and analysis may be considered when determining fair value, including relevant market data, interest rates, credit considerations and/or issuer specific news. However, fair valuation involves subjective judgments, and it is possible that the fair value determined for a portfolio instrument may be materially different from the value that could be realized upon the sale of that instrument.

DISTRIBUTIONS

The Fund pays regular monthly cash distributions to shareholders of Common Stock (stated in terms of a fixed cents per share of Common Stock dividend distribution rate which may be set from time to time). The Fund intends to distribute all or substantially all of its net investment income each year through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared per share of Common Stock distribution amount, the Fund may distribute more or less than its net investment income during the period. In the event the Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital.

To the extent that a distribution includes a return of capital the NAV per share may erode. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

If the Fund’s distribution includes anything other than net investment income, the Fund will provide a notice to shareholders of Common Stock of its best estimate of the distribution sources at the time of the distribution. These estimates may not match the final tax characterization (for the full year’s distributions) contained in the shareholders’ 1099-DIV forms after the end of the year.

While the Fund intends to distribute all realized capital gains at least annually, the Fund may elect to retain all or a portion of any net capital gain (which is the excess of net long-term capital gain over net short-term capital loss) otherwise allocable to shareholders of Common Stock and pay U.S. federal income tax on the retained gain.

As provided under U.S. federal income tax law, shareholders of Common Stock of record as of the end of the Fund’s taxable year will include their share of the retained net capital gain in their income for the year as a long-term capital gain (regardless of their holding period in the Common Stock), and will be entitled to an income tax credit or refund for the federal income tax deemed paid on their behalf by the Fund. If the Fund’s total distributions during a given year is an amount that exceeds the Fund’s current and accumulated earnings and profits, the excess would be treated by shareholders of Common Stock as return of capital for federal income tax purposes to the extent of the shareholder's basis in their shares and thereafter as capital gain.

Distributions will be reinvested in additional shares of Common Stock under the Fund’s Dividend Reinvestment Plan unless a shareholder elects to receive cash. The Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time and may do so without prior notice to shareholders of Common Stock.

DIVIDEND REINVESTMENT PLAN

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Dividend Reinvestment Plan,” which is incorporated by reference herein, for a discussion of the Fund’s dividend reinvestment plan.

PLAN OF DISTRIBUTION

The Fund may offer and sell Securities from time to time on an immediate, continuous or delayed basis, in one or more offerings under this Prospectus and a related prospectus supplement, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. Sales of Securities may be made in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “1933 Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

The prospectus supplement relating to any offering of Securities will describe the terms of such offering, including, as applicable:

•	The names of any agents, underwriters or dealers;

•	any sales loads, underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers or agents;

•	the public offering or purchase price of the offered Securities, the estimated net proceeds the Fund will receive from the sale and the use of proceeds; and

•	any securities exchange on which the offered Securities may be listed.

The prospectus supplement relating to any Rights offering will set forth the number of Common Stock issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering.

Direct Sales

The Fund may offer and sell Securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the 1933 Act for any resales of Securities. In this case, no underwriters or agents would be involved. The Fund may use electronic media, including the Internet, to sell offered Securities directly. The Fund will describe the terms of any of those sales in a prospectus supplement.

By Agents

The Fund may offer and sell Securities through an agent or agents designated by the Fund from time to time. An agent may sell Securities it has purchased from the Fund as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from the Fund to the dealers. After the initial offering of Securities, the offering price (in the case of Securities to be resold at a fixed offering price), the concession and the discount may be changed.

By Underwriters

If any underwriters are involved in the offer and sale of Securities, such Securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all Securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed
or paid to underwriters may be changed from time to time.

In connection with an offering of Common Stock, if a prospectus supplement so indicates, the Fund may grant the underwriters an option to purchase additional Common Stock at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the prospectus supplement, to cover any overallotments.

By Dealers

The Fund may offer and sell Securities from time to time through one or more dealers who would purchase the securities as principal. The dealers then may resell the offered Securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The Fund will set forth the names of the dealers and the terms of the transaction in the prospectus supplement.

General

Any underwriters, dealer or agent participating in an offering of Securities may be deemed to be an “underwriter,” as that term is defined in the 1933 Act, of Securities so offered and sold, and any discounts and commission received by them, and any profit realized by them on resale of the offered Securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the 1933 Act.

Underwriters, dealers and agents may be entitled, under agreements entered into with the Fund, to indemnification by the Fund against some liabilities, including liabilities under the 1933 Act.

The Fund may offer to sell Securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

To facilitate an offering of Common Stock in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Common Stock or any other Security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the Common Stock for the underwriter’s own account.

•	An underwriter may place a stabilizing bid to purchase the Common Stock for the purpose of pegging, fixing, or maintaining the price of the Common Stock.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the Common Stock by bidding for, and purchasing, the Common Stock or any other Securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the Common Stock originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. Underwriters are not required to engage in these activities and may end any of these activities at any time.

In connection with any Rights offering, the Fund may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase Common Stock remaining unsubscribed for after the Rights offering.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for the Fund and/or any of the Fund’s affiliates in the ordinary course of business.

The maximum amount of compensation to be received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer will not exceed the applicable FINRA limit for the sale of any securities being offered pursuant to Rule 415 under the Securities Act. We will not pay any compensation to any underwriter or agent in the form of warrants, options, consulting or structuring fees or similar arrangements.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as a broker or dealer and receive fees in connection with the execution of the Fund’s portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of Securities for sale to their online brokerage account holders. Such allocations of Securities for Internet distributions will be made on the same basis as other allocations. In addition, Securities may be sold by the underwriters to securities dealers who resell Securities to online brokerage account holders.

DESCRIPTION OF SHARES

Common Stock

The Articles authorize the issuance of 350,000,000 shares of Common Stock. The shares of Common Stock have a par value of $0.01 per share and have equal rights to the payment of dividends and the distribution of assets upon liquidation. The shares of Common Stock, when issued, are fully paid and, subject to matters discussed in “Certain Provisions in the Articles of Incorporation and
By-Laws,”
non-assessable,
and have no preemptive or conversion rights, except as the Board of Directors may authorize from time to time, or rights to cumulative voting. A copy of the Articles is filed with the SEC as an exhibit to the Fund’s registration statement of which this Prospectus is a part.
Each whole share of Common Stock has one vote with respect to matters submitted for a vote by the Fund’s shareholders of Common Stock and on which the shareholder is entitled to vote, and each fractional share shall be entitled to a proportional fractional vote consistent with the requirements of the 1940 Act and the rules promulgated thereunder, and will vote together as a single class.
Whenever the Fund incurs borrowings (in accordance with its fundamental investment policies), shareholders of Common Stock will not be entitled to receive any cash distributions from the Fund unless all interest on such borrowings has been paid and asset coverage (as defined in the 1940 Act) with respect to any borrowings would be at least 300% after giving effect to the distributions. As previously noted, unless otherwise approved by shareholders, the Fund will not issue senior securities such as preferred shares or debt instruments. However, if the Fund issues preferred shares, shareholders of Common Stock will not be entitled to receive any cash distributions from the Fund unless all accrued dividends on preferred shares have been paid, and unless asset coverage (as defined in the 1940 Act) with respect to preferred shares would be at least 200% after giving effect to the distributions. See “—Other Shares” below.

The shares of Common Stock are listed on the NYSE and trade under the symbol “NUV.” The Fund intends to hold annual meetings of shareholders so long as the Common Stock is listed on a national securities exchange and such meetings are required as a condition to such listing. The Fund does not issue share certificates.

Unlike
open-end
funds,
closed-end
funds like the Fund do not provide daily redemptions. Rather, if a shareholder determines to buy additional shares of Common Stock or sell shares already held, the shareholder may conveniently do so by trading on the exchange through a broker or otherwise. Shares of closed-end
investment companies may frequently trade on an exchange at prices lower than NAV. Common shares of closed-end
investment companies like the Fund have, during some periods, traded at prices higher than NAV have, during other periods, traded at prices lower than NAV.

Because the market value of the shares of Common Stock may be influenced by such factors as distribution levels (which are in turn affected by expenses), call protection, dividend stability, portfolio credit quality, NAV, relative demand for and supply of such shares in the market, general market and economic conditions, and other factors beyond the control of the Fund, the Fund cannot assure you that shares of Common Stock will trade at a price equal to or higher than NAV in the future. The Common Stock is designed primarily for long-term investors, and investors in the Common Stock should not view the Fund as a vehicle for trading purposes. See “Repurchase of Fund Shares; Conversion to
Open-End
Fund.”

Other Shares

As previously noted, as a fundamental investment policy, the Fund will not issue senior securities such as preferred shares or debt instruments without the approval of shareholders of Common Stock. For additional information, see the SAI under “Description of Shares—No Preferred Shares.”

RIGHTS OFFERINGS

The Fund may in the future, and at its discretion, choose to make offerings of Rights to its shareholders to purchase Common Stock. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with a Rights offering to shareholders, the Fund would distribute certificates or other documentation evidencing the Rights and a prospectus supplement to the Fund’s shareholders as of the record date that the Fund sets for determining the shareholders eligible to receive Rights in such Rights offering. Any such future Rights offering will be made in accordance with the 1940 Act and, to the extent such Rights are transferable, will comply with applicable interpretations of the SEC or its staff, as such interpretations may be modified in the future, which currently require that: (i) the Fund’s Board of Directors make a good faith determination that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the Rights for use by shareholders who do not exercise such Rights; and (iv) the ratio of such transferable Rights offering does not exceed one new share for each three rights held.

The applicable prospectus supplement would describe the following terms of the Rights (to the extent each is applicable) in respect of which this Prospectus is being delivered:

•	the period of time the offering would remain open;

•	the underwriter or distributor, if any, of the Rights and any associated underwriting fees or discounts applicable to purchases of the Rights;

•	the title of such Rights;

•	the exercise price for such Rights (or method of calculation thereof);

•	the number of such Rights issued in respect of each share;

•	the number of Rights required to purchase a single share;

•	the extent to which such Rights are transferable and the market on which they may be traded if they are transferable;

•	if such Rights are transferable, a discussion regarding the Board of Directors’ basis for determining that such offering would result in a net benefit to existing shareholders;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such Rights;

•	the date on which the right to exercise such Rights will commence, and the date on which such right will expire (subject to any extension);

•	the extent to which such Rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	termination rights the Fund may have in connection with such Rights offering; and

•	any other terms of such Rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such Rights.

A certain number of Rights would entitle the holder of the Right(s) to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the Rights offered thereby. Rights would be exercisable at any time up to the close of business on the expiration date for such Rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised Rights would become void. Upon expiration of the Rights offering and the receipt of payment and the Rights certificate or other appropriate documentation properly executed and completed and duly executed at the corporate trust office of the Rights agent, or any other office indicated in the prospectus supplement, the Common Stock purchased as a result of such exercise will be issued as soon as practicable. To the extent permissible under applicable law, the Fund may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

CERTAIN PROVISIONS IN THE ARTICLES OF INCORPORATION AND
BY-LAWS

Shareholder and Director Liability
. Under the Minnesota Business Corporation Act, a subscriber for shares or a shareholder of a corporation is under no obligation to the corporation or its creditors with respect to the shares subscribed for or owned, except to pay the corporation the full agreed-upon consideration for the shares. However, a shareholder who receives a distribution which is made in violation of the Minnesota Business Corporation Act’s limitations on distributions is liable to the corporation to the extent that the distribution exceeded the amount that properly could have been paid.

The Articles provide that the Fund’s obligations are not binding upon the Fund’s directors individually, but only upon the Fund’s assets and property and provide for the indemnification of directors individually by the Fund for certain liabilities arising out of the performance of their duties to the Fund to the maximum extent permitted under Minnesota law. Nothing in the Articles, however, protects a director against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Anti-Takeover Provisions
. The Articles include provisions that could limit the ability of other entities or persons to acquire control of the Fund or to convert the Fund to open-end
status. The Articles require the Board be divided into three classes with staggered terms. See the SAI under “Management of the Fund.” This provision in the Articles could delay for up to two years the replacement of a majority of the Board. Additionally, the Articles require a vote by holders of at least two-thirds
of the outstanding Common Stock to authorize (1) a conversion of the Fund from a closed-end
to an
open-end
investment company, (2) a merger or consolidation of the Fund with any corporation or a reorganization or recapitalization (3) a sale, lease or transfer of all or substantially all of the Fund’s assets (other than in the regular course of the Fund’s investment activities), (4) a liquidation or dissolution of the Fund, unless such action has previously been approved, adopted or authorized by the affirmative vote of two-thirds
of the total number of directors fixed in accordance with the
By-Laws,
or (5) a removal of directors by shareholders, and then only for cause,
*
in which case the affirmative vote of the holders of at least two-thirds
of the Fund’s outstanding Common Stock is required. Approval of shareholders is not required, however, for any transaction, whether deemed a merger, consolidation, reorganization or otherwise whereby the Fund issues shares in connection with the acquisition of assets (including those subject to liabilities) from any other investment company or similar entity. None of the foregoing provisions may be amended except by the vote of at least two-thirds
of the outstanding Common Stock. See the SAI under “Certain Provisions in the Articles of Incorporation.”

The provisions of the Articles described above could have the effect of depriving the shareholders of Common Stock of opportunities to sell their shares of Common Stock at a premium over the then current market price of the shares of Common Stock by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a third party. They provide, however, the advantage of potentially requiring persons seeking control of the Fund to negotiate with its management regarding the price to be paid and facilitating the continuity of the Fund’s investment objectives and policies. The Fund’s Board has considered the foregoing anti-takeover provisions and concluded that they are in the best interests of the Fund and its shareholders of Common Stock.

Reference should be made to the Articles on file with the SEC for the full text of these provisions.

REPURCHASE OF FUND SHARES; CONVERSION TO
OPEN-END
FUND

The Fund is a
closed-end
investment company and as such its shareholders will not have the right to cause the Fund to redeem their shares. Instead, the shares of Common Stock will trade in the open market at a price that will be a function of several factors, including dividend levels (which are in turn affected by expenses), NAV, call protection, dividend stability, portfolio credit quality, relative demand for and supply of such shares in the market, general market and economic conditions and other factors. Because shares of closed-end
investment companies may frequently trade at prices lower than NAV, the Fund’s Board of Directors has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of shares of Common Stock, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end
investment company. The Fund cannot assure you that its Board of Directors will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

If the Fund converted to an open-end investment company, and the Common Stock would no longer be listed on the NYSE or elsewhere and it would likely have to significantly reduce any leverage it is then employing, which may require a repositioning of its investment portfolio, which may in turn generate substantial transaction costs, which would be borne by the shareholders of Common Stock, and may adversely affect Fund performance and Fund distributions. In contrast to a closed-end investment company, shareholders of an open-end investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by the 1940 Act or the rules thereunder) at their NAV, less any redemption charge that is in effect at the time of redemption. The Fund currently expects that any such redemptions would be made in cash. The Fund may charge sales or redemption fees upon conversion to an open-end fund. In order to avoid maintaining large cash positions or liquidating favorable investments to meet redemptions, open-end investment companies typically engage in a continuous offering of their shares. Open-end investment companies are thus subject to periodic asset in-flows and out-flows that can complicate portfolio management. The Board of Directors may at any time propose conversion of the Fund to an open-end investment company depending upon its judgment as to the advisability of such action in light of circumstances then prevailing.

Before deciding whether to take any action if the shares of Common Stock trade below NAV, the Fund’s Board of Directors would consider all relevant factors, including the extent and duration of the discount, the liquidity of the Fund’s portfolio, the impact of any action that might be taken on the Fund or its shareholders, and market considerations. Based on these considerations, even if the Fund’s shares should trade at a discount, the Board of Directors may determine that, in the interest of the Fund and its shareholders, no action should be taken.

TAX MATTERS

The following information is meant as a general summary for U.S. shareholders of Common Stock. Please see the SAI for additional information. This summary does not discuss the tax consequences of an investment in Rights. The tax consequences of such an investment will be discussed in the relevant prospectus supplement. Investors should rely on their own tax adviser for advice about the particular federal, state and local tax consequences to them of investing in the Fund.

The Fund has elected and intends to qualify each year to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. In order to qualify for treatment as a RIC, the Fund must satisfy certain requirements regarding the sources of its income, the diversification of its assets and the distribution of its income. As a RIC, the Fund is not expected to be subject to federal income tax. The Fund primarily invests in municipal securities issued by states, cities and local authorities and certain possessions and territories of the United States (such as Puerto Rico or Guam) or municipal securities whose income is otherwise exempt from regular federal income tax. To qualify to pay exempt-interest dividends, which are treated as items of interest excludable from gross income for federal income tax purposes, at least 50% of the value of the total assets of the Fund must consist of obligations exempt from regular income tax as of the close of each quarter of the Fund’s taxable year. If the proportion of taxable investments held by the Fund exceeds 50% of the Fund’s total assets as of the close of any quarter of any Fund taxable year, the Fund would not for that taxable year satisfy the general eligibility test that would otherwise permit it to pay exempt-interest dividends. A shareholder treats an exempt-interest dividend as interest on state and local bonds exempt from regular federal income tax. Federal income tax law imposes an alternative minimum tax applicable to noncorporate taxpayers. Corporations which are subject to corporate alternative minimum tax may be subject to alternative minimum tax on all tax-exempt bonds. Interest on certain municipal securities, such as certain private activity bonds, is included as an item of tax preference in determining the amount of a taxpayer’s alternative minimum taxable income. To the extent that the Fund receives income from such municipal securities, a portion of the dividends paid by the Fund, although exempt from regular federal income tax, will be taxable to shareholders whose tax liabilities are determined under the federal alternative minimum tax. The Fund will annually provide a report indicating the percentage of the Fund’s income attributable to municipal securities and the percentage includable in federal alternative minimum taxable income.

In addition to exempt-interest dividends, the Fund may also distribute to its shareholders amounts that are treated as long-term capital gain or ordinary income (which may include short-term capital gains). These distributions are generally subject to regular federal income tax, whether or not reinvested in additional shares. Net capital gain distributions (the excess of net long-term capital gain over net short-term capital loss) that are properly reported to fund shareholders as capital dividends are generally taxable at rates applicable to long-term capital gains regardless of how long a shareholder has held its shares. Long-term capital gains are currently taxable to non-corporate shareholders at rates of up to 20%. Distributions of net short-term capital gains for a taxable year in excess of net long-term capital losses for such taxable year generally will be taxable at ordinary income rates to a shareholder receiving such distributions. The Fund does not expect that any part of its distributions to shareholders from its investments will qualify for the dividends-received deduction available to corporate shareholders or as “qualified dividend income,” which is taxable to non-corporate shareholders at preferential U.S. federal income tax rates.

A 3.8% Medicare contribution tax generally applies to all or a portion of the net investment income of a shareholder who is an individual and not a nonresident alien for U.S. federal income tax purposes and who has adjusted gross income (subject to certain adjustments) that exceeds a threshold amount($250,000 if married filing jointly or if considered a “surviving spouse” for federal income tax purposes, $125,000 if married filing separately, and $200,000 in other cases). This 3.8% tax also applies to all or a portion of the undistributed net investment income of certain shareholders that are estates and trusts. For these purposes, interest, dividends, and certain capital gains are generally taken into account in computing a shareholder’s net investment income, but exempt-interest dividends are not taken into account.

As a RIC, the Fund will not be subject to federal income tax in any taxable year provided that it meets certain requirements. As described in“Distributions” above, the Fund may retain for investment some (or all) of its net capital gain. If the Fund retains any net capital gain or taxable net investment income, it will be subject to tax at the regular corporate rate on the amount retained. If the Fund retains any net capital gain, it may designate the retained amount as undistributed capital gains in a notice to its shareholders who, if subject to federal income tax on long-term capital gains, (i) will be required to include in income for federal income tax purposes, as long-term capital gain, their share of such undistributed amount; (ii) will be deemed to have paid their proportionate shares of the tax paid by the Fund on such undistributed amount and will be entitled to credit that amount of tax against their federal income tax liabilities, if any; and (iii) will be entitled to claim refunds to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of shares owned by a shareholder of the Fund will be increased by an amount equal to the difference between the amount of undistributed capital gains included in the shareholder’s gross income and the tax deemed paid by the shareholder.

Dividends declared by the Fund in October, November or December, payable to shareholders of record in such a month, and paid during the following January will be treated as having been received by shareholders in the year the distributions were declared.

Each shareholder will receive an annual statement summarizing the U.S. federal income tax status of all distributions.

The repurchase, sale or exchange of Common Stock normally will result in capital gain or loss to holders of Common Stock who hold their shares as capital assets. Generally, a shareholder’s gain or loss will be long-term capital gain or loss if the shares have been held for more than one year even though the increase in value in such Common Stock may be at least partly attributable to tax-exempt interest income. Present law taxes both long-term and short-term capital gains of corporations at the rates applicable to ordinary income. For non-corporate taxpayers, however, long-term capital gains are currently taxed at rates of up to 20%. Short-term capital gains and other ordinary income are taxed to non-corporate taxpayers at ordinary income rates. If a shareholder sells or otherwise disposes of Common Stock before holding them for six months, any loss on the sale or disposition will be treated as a long-term capital loss to the extent of any amounts treated as distributions to the shareholders of Common Stock of long-term capital gain (including any amount credited to the shareholder as undistributed capital gain) or (2) disallowed to the extent of exempt-interest dividends received by a shareholder of Common Stock. Any loss realized by a shareholder on the disposition of shares held 6 months or less is disallowed to the extent of the amount of exempt-interest dividends received by the shareholder with respect to Common Stock. Any loss realized on a sale or exchange of shares of the Fund will be disallowed to the extent those shares of the Fund are replaced by substantially identical shares of the Fund (including shares acquired by reason of participation in the Plan) within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition of the original shares, or to the extent the shareholder enters into a contract or option to repurchase shares within such period. In that event, the basis of the replacement shares of the Fund will be adjusted to reflect the disallowed loss.

Any interest on indebtedness incurred or continued to purchase or carry the Fund’s shares to which exempt-interest dividends are allocated is not deductible. Under certain applicable rules, the purchase or ownership of shares may be considered to have been made with borrowed funds even though such funds are not directly used for the purchase or ownership of the shares. In addition, if you receive social security or certain railroad retirement benefits, you may be subject to U.S. federal income tax on a portion of such benefits as a result of receiving investment income, including exempt-interest dividends and other distributions paid by the Fund.

The Fund may be required to withhold (as “backup withholding”) U.S. federal income tax from distributions (including exempt-interest dividends) and repurchase proceeds payable to a shareholder if the shareholder fails to provide the Fund with his or her correct taxpayer identification number or to make required certifications, or if the shareholder has been notified by the IRS that he or she is subject to backup withholding. The backup withholding rate is 24%. Backup withholding is not an additional tax; rather, it is a way in which the IRS ensures it will collect taxes otherwise due. Any amounts withheld may be credited against a shareholder’s U.S. federal income tax liability.

The Fund may invest in municipal securities that pay interest that is taxable under the federal alternative minimum tax. If you are, or as a result of investment in the Fund would become, subject to the federal alternative minimum tax, the Fund may not be a suitable investment for you. In addition, distributions of taxable ordinary income (including any net short-term capital gain) will be taxable to shareholders as ordinary income (and not eligible for favorable taxation as “qualified dividend income”), and capital gain dividends will be taxable as long-term capital gains.

Other State and Local Tax Matters. The exemption from U.S. federal income tax for exempt-interest dividends generally does not result in exemption for such dividends under the income or other tax laws of any state or local taxing authority. In some states, however, the portion of any exempt-interest dividends derived from interest received by the Fund on its holdings of that state’s securities and those of its political subdivisions and instrumentalities is exempt from the state’s income tax. The Fund will report annually to its shareholders the percentage of interest income earned by the Fund during the preceding year on tax-exempt obligations indicating, on a state-by-state basis, the source of such income. Shareholders of the Fund are advised to consult their own tax advisors about the tax laws of their state and locality of residence. Please refer to the SAI for more detailed information.

CUSTODIAN AND TRANSFER AGENT

The custodian of the assets of the Fund is State Street Bank and Trust Company, located at One Congress Street, Suite 1, Boston, MA 02114-2016 (the “Custodian”). The Custodian performs custodial, fund accounting and portfolio accounting services. The Fund’s transfer, shareholder services and dividend paying agent with respect to the Fund's Common Stock is Computershare Inc. and Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP ("PwC"), an independent registered public accounting firm, provides auditing services to the Fund. The principal business address of PwC is One North Wacker Drive, Chicago, IL 60606.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for the Fund by Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, Suite 2600, Philadelphia, PA 19103. Stradley Ronon Stevens & Young, LLP may rely as to certain matters of Minnesota law on the opinion of Dorsey & Whitney LLP. Any additional legal opinions will be described in a prospectus supplement.

AVAILABLE INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.

This Prospectus does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by this reference.

Additional information about the Fund and the Securities can be found in the Fund’s Registration Statement (including amendments, exhibits, and schedules) on Form
N-2
filed with the SEC. The SEC maintains a website (http://www.sec.gov) that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

INCORPORATION BY REFERENCE

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering will be incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

•	The Fund’s SAI, dated March 27, 2026

•	The Fund’s annual report on Form N-CSR for the fiscal year ended October 31, 2025; and
•
The description of the Common Stock contained in the Fund’s Registration Statement on Form 8-A (File No. 00-109530) filed with the SEC on May 21, 1987, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

The information incorporated by reference is considered to be part of this Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information. Incorporated materials not delivered with the Prospectus may be obtained, without charge, by calling (800)
257-8787,
by writing to the Fund at 333 West Wacker Drive, Chicago, IL 60606, or from the Fund’s website (
http://www.nuveen.com
).